Exhibit 10.5

SECOND SUPPLEMENTAL AGREEMENT

TO LICENSE Agreement DATED DECEMBER 12, 2019

This SECOND SUPPLEMENTAL AGREEMENT (this “Supplement”) is made and entered into effective as of June 30, 2020 (the “Effective Date”), by and among ATHENEX, INC., a corporation organized and existing under the laws of the State of Delaware USA and having its principal office at Conventus Building, 1001 Main Street, Suite 600, Buffalo, New York 14203, USA (“Athenex”), Chongqing Taihao Pharmaceutical Co. Ltd., a company organized and existing under the laws of China and having its principal office at C-5 #105 C-5, Er Lang Chuang Ye Road, Jiulongpo District, Chongqing, China (“Taihao”), and GUANGZHOU XIANGXUE PHARMACEUTICAL CO., LTD., a company organized and existing under the laws of China and having its principal office at 2 Jinfengyuan Road, Guangzhou, China (“XPH”)  Athenex, Taihao, and XPH are sometimes referred to herein individually as a “Party”, and collectively as the “Parties.”

RECITALS

A.Athenex and XPH entered into a License Agreement, dated as of December 12, 2019, as supplemented by a supplemental agreement dated as of March 31, 2020 by and among Athenex, Taihao and XPH (collectively, the “License Agreement”).  Capitalized terms used but not defined in this Supplement have the meanings given to them in the License Agreement.

B.Taihao is a wholly-owned subsidiary of Athenex, which is incorporated and has an office and business operations in China, and Athenex has determined that it is in the best interests of Athenex and its subsidiaries for Taihao, under the framework of the License Agreement, to assist Athenex by providing oversight and management of such license arrangement in the Territory. Athenex acknowledges that Taihao has assisted Athenex in fulfilling its obligations in transferring the relevant license to XPH, and exercising its rights, as licensor under the License Agreement. Taihao shall collect the relevant License Payments (as defined below) from XPH, and make the payments to Athenex as set out in this Supplement.

NOW, THEREFORE, the Parties hereby agree as follows:

1.Purpose.  The Parties are entering into this Supplement for purposes of (a) facilitating the settlement of License Payments (as defined below) by XPH pursuant to the terms of the License Agreement, and (b) clarifying certain matters relating to the payment of License Payments and the Parties respective obligations for Taxes with respect thereto.  As used in this Supplement, “License Payments” means all payments due from XPH to Athenex under the License Agreement including, without limitation, all upfront fees, regulatory milestone fees, sales milestone fees, royalties, Change of Control Payments.  Except as specifically modified or supplemented pursuant to this Supplement, the License Agreement shall continue in full force and effect in accordance with its terms, with XPH and Athenex being the key parties to the license arrangement set forth in the License Agreement

2.Taihao’s Services. Athenex hereby retains Taihao to provide, and Taihao hereby agrees to provide to Athenex, services in connection with the management and administration of the license arrangement in China as assigned from time to time by Athenex.  As part of its services, Taihao (a) has assisted Athenex in fulfilling its obligations in transferring the relevant license to XPH, and exercising its rights, as licensor under the License Agreement; (b) collects all License Payments from XPH; (c) shall provide management and oversight for the license arrangement in accordance with the License Agreement; and (d) according to the License Agreement, shall remit the License Payments (less (i) any Taxes required to be withheld by Taihao pursuant to the provisions of Section 3 (Payment of License Payments) of this Supplement and (ii) any fees and other amounts that Athenex agrees to pay to Taihao for performing its services) to Athenex, as directed by Athenex, by wire transfer of United States Dollars in immediately available funds to an account designated by Athenex.  Except as otherwise agreed upon by Athenex and Taihao, in consideration for services performed by Taihao pursuant to this Supplement, Taihao shall remit 97% of the License Payments received from XPH (less any Taxes required to be withheld by Taihao) to Athenex.

3.Payment of License Payments.

a.Payments to Taihao.  Unless and until Athenex otherwise directs XPH in writing, Athenex hereby authorizes and directs XPH to pay the License Payments to Taihao (on behalf of Athenex), pursuant to wire instructions that Athenex and Taihao delivers to XPH for such purposes.  Upon XPH’s payment of any License Payment to Taihao, XPH shall have satisfied in full its obligation to pay such License Payment to Athenex pursuant to the License Agreement.

b.Currency.  Notwithstanding the provisions of Section 5.7(a) of the License Agreement (which requires payments in United States Dollars), XPH may make License Payments to Taihao, for the benefit of Athenex, in Renminbi (“RMB”). The amount of the License Payment payable in RMB shall be determined based on an exchange rate agreed upon by Athenex and XPH at the time the applicable License Payment becomes due.

c.Withholding. Notwithstanding the provisions of Section 5.7(c) of the License Agreement, XPH will not withhold from any License Payments any income Taxes or other Taxes. If and to the extent that any Taxes are required to be withheld from the License Payments under applicable Laws upon Taihao’s remittance of payment to Athenex, Taihao shall withhold such amounts from the License Payments and shall pay such amounts to the proper Tax Authorities.  If any Tax Authority notifies XPH that it should have withheld Taxes from the License Payments, or demands payment of any such Taxes from XPH, XPH shall notify Athenex in writing of such notification or demand, and XPH and Athenex shall coordinate efforts to pay, reduce or eliminate required withholding Taxes, in accordance with the provisions of Section 5.7(c) of the License Agreement.  If, following demand by a Tax Authority (and following such efforts to reduce or eliminate such withholding Taxes), XPH is required to pay and does pay to any Tax Authority any withholding Taxes that were required to be withheld from the License Payments under applicable Law (and for which Athenex is responsible under Section 5.7(c) of the License Agreement, as modified by this Supplement), Athenex shall reimburse XPH for the amount of such payment within 30 days after receipt of evidence of such payment. If Athenex does not reimburse XPH for such payment, XPH shall have the right to deduct the corresponding amount from future License Payments.

d.Indirect Taxes.  Notwithstanding the provisions of Section 5.7(c) of the License Agreement, Athenex and XPH agree that all Indirect Taxes in connection with License Payments under the License Agreement shall be borne by Athenex, rather than XPH; provided, however, that XPH shall be responsible for and shall pay all import duties and import fees arising as a result of the transactions contemplated by the License Agreement, which shall not constitute “Indirect Taxes” under the License Agreement.

4.Binding Effect.  This Supplement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns.

5.Governing law This Supplement shall be governed by and construed and enforced in accordance with the laws of Singapore without reference to any choice of law principles thereof that would cause the application of the laws of a different jurisdiction.

6.Counterparts. The Supplement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. This Supplement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

7.Modifications.  No modification or amendment of this Supplement shall be effective unless in writing and signed by all Parties.

8.Severability.  If any term or provision of this Supplement shall to any extent be invalid or unenforceable, the remainder of this Supplement shall not be affected thereby and each provision of this Supplement shall be valid and enforceable to the fullest extent permitted by law.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Supplement as of the Effective Date.

Athenex, inc.

By:	/s/ Randoll Sze
Name:	Randoll Sze
Title:	Chief Financial Officer

CHONGQING TAIHAO PHARMACEUTICAL CO. LTD.

By:	/s/ William Zuo
Name:	William Zuo
Title:	President

GUANGZHOU XIANGXUE PHARMACEUTICAL CO., LTD.

By:	/s/ YongHui Wang
Name:	YongHui Wang
Title:	Chief Executive Officer

[signature page to Second Supplemental Agreement]